FOR IMMEDIATE RELEASE	CONTACT: Dr. Fei He (86 158-2177-2010)

Bright Stand International, Ltd.
Yuhe Poultry Limited
Weifang Taihong Feed Co., Ltd.
Weifang, Shandong Province
People’s Republic of China
NEWS RELEASE

YUHE POULTRY LIMITED UTILIZES APOsm SERVICE TO GO PUBLIC
AND INVESTORS INVESTED $21 MILLION IN PRIVATE FINANCING

Weifang, Shandong Province, China, March 13, 2008 - First Growth Investors, Inc., “First Growth” (OTCBB: FGIV.OB), announced today the closing of a stock exchange transaction with the shareholder of Bright Stand International, Ltd., “Bright Stand”, a British Virgin Islands corporation, which owns 100% of Yuhe Poultry Limited and Weifang Taihong Feed Co., Ltd., collectively, “Yuhe Poultry”. The companies will operate on a consolidated basis, executing upon the current business plan of Bright Stand and its subsidiaries located in the People’s Republic of China. Simultaneous with the consummation of the exchange transaction, First Growth closed a private placement of its capital stock whereby it received approximately $18 million in gross offering proceeds, before payment of commissions and fees. Also, the shareholder of Bright Stand sold shares of First Growth to participants in the private placement resulting in gross proceeds of approximately $3 million to the selling shareholder. A total of approximately 100 million shares were placed in the private placement at a per share price of $0.21.

As a result of the share exchange transaction, Bright Stand’s shareholder, including participants in the $3 million private offering, was issued 126,857,134 shares of First Growth’s common stock in exchange for his shares of Bright Stand. As a result of the exchange transaction, Yuhe Poultry and Weifang Taihong Feed became indirect wholly-owned subsidiaries of First Growth. First Growth’s shares are listed on the Over-the-Counter (OTC) Bulletin Board under the symbol, FGIV.OB

Yuhe Poultry is a leading day old broiler producer in China. The company produces premium quality day old broilers, baby chicks, which are sold to chicken farms. The company currently has 950 employees and is located in Weifang, Shandong Province, the largest chicken production base in China. The company has ten chicken farms, two hatcheries, and one feed manufacturer. Yuhe Poultry plans to invest proceeds from the private placement to increase its production capacities and infrastructure. Yuhe’s customer base covers more than nine provinces and products are sold mainly through distributors.

For the nine months ended September 31, 2007, Yuhe Poultry reported consolidated net sales of approximately $16 million and consolidated net income of approximately $5 million.

Mr. Gao, the Chairman of the Board of First Growth stated, “We would like to thank our advisors, Roth Capital Partners, LLC, Halter Financial Group, and WLT Brothers Capital, Inc. for their assistance in this process. We appreciate the confidence of our investors in our business. With the newly raised capital, we hope to take advantage of significant growth opportunity in our business sector by leveraging our know-how and industry leading technology, with the ultimate goal of delivering value to our shareholders.”

Roth Capital Partners, LLC acted as the placement agent in the $21 million financing transaction.

The combined $21 million transaction includes “make good” provisions based on the achievement of certain net income targets for the company’s 2008 and 2009 fiscal years. Should the company not achieve $9 million in fiscal 2008 net income, purchasing shareholders in this transaction will receive 24,705,889 shares from the original shareholder. Should the company not achieve 95% of $13 million in net income in fiscal 2009 net income, purchasing shareholders in this transaction will receive 24,705,874 shares from the original shareholder. The company expects to achieve gross revenues of approximately $28 million and $41 million in fiscal 2008 and 2009, respectively, to support achievement of these “make good” net income targets.

APO®is a service mark of Halter Financial Group, L.P. (“HFG”). HFG’s APO services allow privately held corporations to go public via the reverse merger process and simultaneously complete a private capital raising transaction.

FORWARD LOOKING STATEMENTS

This release contains certain “forward-looking statements” relating to the business of First Growth Investors, Inc., Bright Stand International, Ltd.. and their subsidiary companies, collectively, the “Company”, which can be identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, regulatory actions or delays, the ability to obtain or maintain intellectual property protection, market acceptance, third party reimbursement, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. The Company is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements whether as a result of new information, future events or otherwise.